Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 2010, except for the segment information in Note 18, as to which the date is March 24, 2011, and except for the effects of the reverse merger discussed in Note 2, as to which the date is September 28, 2011, relating to the financial statements, which appears in Rand Worldwide, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
December 22, 2011